Exhibir 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: PACIFIC ETHANOL HOLDING CO. LLC, et al., Debtors.	) ) ) ) ) ) ) ) ) ) )	Case No. 09-11713 (KG) Chapter 11 Jointly Administered

DEBTORS’ AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

COOLEY GODWARD KRONISH LLP Attorneys for Debtors and Debtors in Possession 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Dated:	New York, New York April 16, 2010

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IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: PACIFIC ETHANOL HOLDING CO. LLC, et al. Debtors.	) ) ) ) ) ) ) ) ) ) )	Case No. 09-11713 (KG) Chapter 11 Jointly Administered

DEBTORS’ AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pacific Ethanol Holding Co. LLC and its direct subsidiaries, as debtors and debtors in possession, propose the following amended joint plan of reorganization under section 1121(a) of title 11 of the United States Code.  The Creditors’ Committee supports the Plan and the releases provided for herein.

ARTICLE I

DEFINITIONS AND CONSTRUCTION OF TERMS

Definitions.  As used herein, the following terms have the respective meanings specified below:

1.01.           Accounts Banks means the Exit Facility Accounts Bank, Postpetition Accounts Bank and Prepetition Accounts Bank.

1.02.           Administrative Expense Claim means any right to payment (other than DIP Claims) constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code shall be excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 13.05.

1.03.           Affiliate means, with respect to any Person, any other Person controlling, controlled by, or under common control with, such Person.

1.04.           Agents means (i) WestLB, as Administrative Agent and Collateral Agent under the Prepetition Credit Agreement, and (ii) WestLB, as Administrative Agent and Collateral Agent under the Postpetition Credit Agreement, and, in each case, any successor thereto.

1.05.           Allowed means, with reference to any Claim against the Debtors, (i) any Claim that has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any Claim allowed under the Plan, (iii) any Claim that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Plan Administrator pursuant to a Final Order of the Bankruptcy Court or under Section 8.05 of the Plan, or (iv) any Claim that, if Disputed, has been (A) Allowed by Final Order or (B) in the case of Tort Claims, deemed Allowed pursuant to Section 8.03; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder.  Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed Claim” shall not, for any purpose under the Plan, include interest, penalty or premium on such Claim from and after the Petition Date.  In the event that a Claim is resolved as provided in subsection (iii) or (iv) of this Section 1.04, it shall be an “Allowed Claim” for purposes of the Plan in the amount agreed to by the parties or ordered by the Bankruptcy Court (or, in the case of Tort Claims, an administrative or judicial tribunal of appropriate jurisdiction).

1.06.           Asset Management Agreement means that certain Asset Management Agreement by and between PEI and PEH, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC and Pacific Ethanol Magic Valley, LLC dated May 14, 2009, if and as assumed by the Debtors pursuant to the Plan, and as amended thereafter from time to time.

1.07.           Avoidance Actions has the meaning ascribed to such term in Section 10.09.

1.08.           Ballot means the form distributed to each holder of an impaired Claim that is entitled to vote to accept or reject the Plan on which such holder shall indicate acceptance or rejection of the Plan.

1.09.           Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.10.           Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

1.11.           Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

1.12.           Bar Date means October 15, 2009, the bar date established in the Bar Date Order for the filing of proofs of Claim and requests for payment of Administrative Expense Claims (except for Governmental Claims, and subject to Section 7.09).

1.13.           Bar Date Order means the Order of the Bankruptcy Court entered on September 2, 2009 Docket No. 217 establishing the bar date for the filing of proofs of Claim and requests for payment of Administrative Expense Claim.

1.14.           Boardman Plant means the Debtors’ ethanol plant in Boardman, Oregon.

1.15.           Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.16.           Call Option has the meaning ascribed to such term in Section 6.05(a).

1.17.           Call Option Agreement means the agreement to be entered into by and among PEI and any Granting Lenders in connection with, and conditioned upon, the consummation of the Restructuring Transaction, substantially in the form of such agreement filed with the Plan Supplement.

1.18.           Call Option Price has the meaning ascribed to such term in Section 6.05(a).

1.19.           Cash means legal tender of the United States of America.

1.20.           Catch-Up Distribution means, as of any Distribution Date, a distribution in an amount equal to the aggregate amount that the holder of a previously Disputed Claim that has become an Allowed Claim would have received on one or more previous Distribution Dates if such holder’s Claim had been Allowed as of each such Distribution Date.

1.21.           Causes of Action means any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, judgments, Claims, and demands whatsoever, whether known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, through and including the Effective Date.

1.22.           Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re Pacific Ethanol Holding Co. LLC, et al., Chapter 11 Case No. 09-11713 (KG), which are currently pending before the Bankruptcy Court.

1.23.           Charter Documents means the respective limited liability company agreements, articles of incorporation, by-laws or other applicable corporate or limited liability company formation and governance documents of New PE Holdco and the Debtors or the Reorganized Debtors, as applicable, as the same may be adopted, amended, restated, supplemented or otherwise modified from time to time in accordance with the Plan.

1.24.           Claim shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

1.25.           Class means a category of holders of Claims as set forth in Article III.

1.26.           Cold Shutdown means, in respect of a Plant, the maintenance of such Plant in a state in which the Plant facilities are not producing ethanol, ethanol work in process has been completed, and wherein (i) Plant systems and equipment preservation are being managed in accordance with manufacturer recommendations and (ii) Plant facilities operate with a reduced headcount.  “Cold Shutdown” contemplates minimized usage of a Plant’s utility systems but does not contemplate any cessation of compliance monitoring with respect to all material governmental approvals that are required under applicable law to be maintained by any Debtor in connection with the operation of a Plant at its full nameplate capacity.

1.27.           Collateral means any property or interest in property of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.28.           Confirmation Date means the date that the Confirmation Order is entered.

1.29.           Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.30.           Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.31.           Core Agreements means that certain (i) Port of Morrow Lease by and between the Port of Morrow and Pacific Ethanol Columbia, LLC dated April 20, 2006, (ii) First Addendum to Lease by and between the Stockton Port District and Pacific Ethanol Stockton LLC dated August 1, 2008, (iii) Memorandum of Lease by and between the Stockton Port District and Pacific Ethanol Stockton LLC dated August 1, 2008, and (iv) Lease (Ordinance No. 218) by and between the Stockton Port District and Pacific Ethanol Stockton LLC dated February 5, 2007, in each case as amended, restated, supplemented or otherwise modified from time to time.

1.32.           Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.33.           Cure Claim means any Allowed Claim arising as a result of any and all defaults under any executory contract or unexpired lease to be assumed or assumed and assigned by the Debtors during the Chapter 11 Cases in accordance with section 365 of the Bankruptcy Code.

1.34.           Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.35.           Debtors means PEH, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton LLC and Pacific Ethanol Magic Valley, LLC.

1.36.           DIP Advance Claims means all Claims under the DIP Financing Orders and Postpetition Credit Agreement on account of DIP Revolving Loans (as defined in the Postpetition Credit Agreement) made on or after the Petition Date, including without limitation, all Claims for payment of principal, interest, fees and other amounts with respect thereto.  For the avoidance of doubt, the term “DIP Advance Claims” shall not include any Roll-Up Claims.

1.37.           DIP Claims means all DIP Advance Claims and Roll-Up Claims.

1.38.           DIP Financing Orders means, collectively, the interim order entered by the Court on May 19, 2009 authorizing, inter alia, post-petition financing on an interim basis for the benefit of the Debtors D.I. 36; the final order entered by the Court on June 3, 2009 authorizing, inter alia, post-petition financing on a final basis for the benefit of the Debtors D.I. 78; the order entered by the Court on October 23, 2009 authorizing the Debtors to amend the terms of the post-petition financing for the benefit of the Debtors D.I. 306; the order entered by the Court on December 10, 2009 authorizing the Debtors to further amend the terms of the post-petition financing for the benefit of the Debtors D.I. 357; and the order entered by the Court on March 23, 2010 authorizing the Debtors to further amend the terms of the post-petition financing for the benefit of the Debtors D.I. 496; and any amendments, modifications or supplements to any of the foregoing.

1.39.           Disbursing Agent means the Plan Administrator, or its designee, in its capacity as Disbursing Agent pursuant to the Plan.

1.40.           Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.41.           Disputed means, with respect to any Claim:

(a)           if no proof of Claim or request for payment of Administrative Expense Claim has been filed by Bar Date or the Second Bar Date, as applicable, or has otherwise been deemed timely filed under applicable law, (i) a Claim that is listed on a Debtor's Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor's Schedules;

(b)           if a proof of Claim or request for payment of Administrative Expense Claim has been filed by the Bar Date or the Second Bar Date, as applicable, or has otherwise been deemed timely filed under applicable law, a Claim for which an objection, complaint or request for estimation has been filed by the Plan Administrator, and such objection, complaint or request has not been withdrawn or denied in its entirety by a Final Order;

(c)           a Claim for which a proof of Claim or request for payment of Administrative Expense Claim is required to be filed under the Plan and no such proof of Claim or request for payment of Administrative Expense Claim is timely filed; or

(d)           a Tort Claim.

1.42.           Distribution Date means any date on which a distribution is made to holders of Allowed Claims by the Disbursing Agent.

1.43.           Effective Date means the first (1st) Business Day on which the conditions specified in Section 11.01 of the Plan have been satisfied or waived.

1.44.           Equity Interests means the PEH Equity Interests, the Subsidiary Equity Interests, and any other membership or equity interest, share of common or preferred stock or any other instrument evidencing an equity or other ownership interest in any Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire any such interest, in each case solely to the extent existing prior to the Effective Date.  For the avoidance of doubt, the term “Equity Interests” excludes the membership or other equity interests in New PE Holdco, Reorganized PEH and all other Reorganized Debtors in existence on and after the Effective Date.

1.45.           Estate means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

1.46.           Exit Facility has the meaning ascribed to such term in section 6.01(a).

1.47.           Exit Facility Agent means WestLB, as Administrative Agent and Collateral Agent under the Exit Facility and any successor agent appointed pursuant to the terms of the Exit Facility Credit Agreement.

1.48.           Exit Facility Accounts Bank means Amarillo National Bank as accounts bank under the Exit Facility Credit Agreement and any successor accounts bank appointed in accordance with the terms thereof.

1.49.           Exit Facility Borrowers means each of the Reorganized Debtors.

1.50.           Exit Facility Credit Agreement means the credit agreement(s) and other agreements setting forth the terms of the Exit Facility to be filed by the Debtors with the Plan Supplement, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

1.51.           Exit Facility Lenders means the lenders from time to time party to the Exit Facility Credit Agreement and their respective successors and assigns.

1.52.           Exit Facility Loans means the Exit Facility Revolving Loans and the Exit Facility Term A Loans.

1.53.           Exit Facility Revolving Loans means the first-priority, senior, secured revolving loans in the principal amount not to exceed the Exit Revolving Loan Commitment to be made available to the Reorganized Debtors under the Exit Facility and subject to the terms of the Exit Facility Credit Agreement, as and to the extent provided for in Article VI.

1.54.           Exit Facility Term A Loans means the Exit Facility Term A-1 Loans and the Exit Facility Term A-2 Loans.

1.55.           Exit Facility Term A-1 Loans means the loans to be made as of the Effective Date by the applicable Exit Facility Lenders under the Exit Facility and subject to the terms of the Exit Facility Credit Agreement, as and to the extent provided for in Article VI.

1.56.           Exit Facility Term A-2 Loans means the loans deemed to have been made as of the Effective Date on account of the conversion of Roll-Up Claims into loans under the Exit Facility Credit Agreement, as and to the extent provided for in Article VI.

1.57.           Exit Revolving Loan Commitment means (i) for as long as at least two Plants are in commercial operation and any remaining Plants are in Cold Shutdown, Exit Facility Revolving Loans in the aggregate principal amount of up to $15.0 million to fund working capital requirements, and (ii) at any time that more than two Plants are in Cold Shutdown  additional Exit Facility Revolving Loans, in an aggregate principal amount based upon a budget approved by the Exit Facility Agent and the required Exit Facility Lenders, in each case as provided for, and subject to the conditions set forth in, the Exit Facility Credit Agreement; provided that in no event shall the aggregate principal amount of the Exit Revolving Loan Commitment exceed $35.0 million.

1.58.           Final Order means an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Plan Administrator or, in the event that any of the foregoing has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument, or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.59.           General Unsecured Claim means any Claim other than Administrative Expense Claims, Priority Tax Claims, DIP Claims, Other Priority Claims, Secured Tax Claims, Prepetition Facility Secured Claims, Other Secured Claims, Subordinated Claims, the PEI Claim or Prepetition Facility Deficiency Claims.

1.60.           Governmental Claim means any Claim held by any governmental unit (as defined in Section 101(27) of the Bankruptcy Code).

1.61.           Governmental Unit Bar Date means November 13, 2009, the bar date established in the Bar Date Order for the filing of proofs of Governmental Claims by any governmental unit (as defined in section 101(27) of the Bankruptcy Code).

1.62.           Granting Lender has the meaning ascribed to such term in Section 6.05(a).

1.63.           GUC Account means an account with a nationally recognized financial institution to be established by the Debtors prior to the Effective Date to hold the GUC Amount pending distribution to holders of Allowed General Unsecured Claims.

1.64.           GUC Amount means an amount equal to (i) $300,000, plus (ii) (a) the amount, if any, of actual savings relative to the Permitted Fee Amounts, calculated based upon the actual amount of the Allowed Professional Compensation and Reimbursement Claims of the Creditors’ Committee accrued between December 1, 2009 and the Effective Date, and after giving effect to any allocation of such savings to prior or successive months during such period, plus (b) an amount equal to all Allowed Professional Compensation and Reimbursement Claims of the Creditors’ Committee accrued through November 2009 that have been voluntarily waived or reduced.

1.65.           Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors’ insurance policies.

1.66.           Lien shall have the meaning set forth in section 101 of the Bankruptcy Code.

1.67.           Madera Plant means the Debtors’ ethanol plant in Madera, California.

1.68.           Magic Valley Plant means the Debtors’ ethanol plant in Burley, Idaho.

1.69.           New PE Holdco means New PE Holdco, LLC, a Delaware limited liability company to be established effective as of the Effective Date.

1.70.           New PE Holdco Membership Interests means the membership interests in New PE Holdco, all of which will be held by the Exit Facility Lenders and the Prepetition Lenders (or their respective designees, as applicable).

1.71.           Offered Interests has the meaning ascribed to such term in Section 6.05(a).

1.72.           Operating Agreement of New PE Holdco means the limited liability company agreement of New PE Holdco, substantially in the form of such agreement filed with the Plan Supplement.

1.73.           Operating Agreement of Reorganized PEH means the amended and restated Limited Liability Company Agreement of Reorganized PEH, substantially in the form of such agreement filed with the Plan Supplement.

1.74.           Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

1.75.           Other Secured Claim means any Secured Claim, other than a Secured Tax Claim, Prepetition Facility Secured Claim or DIP Claim.

1.76.           PEH means Debtor Pacific Ethanol Holding Co. LLC.

1.77.           PEH Equity Interests means all membership interests in PEH existing as of the Petition Date.

1.78.           PEI means Pacific Ethanol, Inc.

1.79.           PEI Claim means the $68,743,378.94 claim (Claim No. 90) asserted by PEI in the proof of claim filed by PEI in the Chapter 11 Cases on or about October 14, 2009, and any new, amended, modified or supplemental Claim filed by PEI or any of the non-Debtor Affiliates of PEI, including, but not limited to, rejection damage claims asserted by any of them.

1.80.           Permit means any governmental license, permit, charter, franchise, authorization or other similar grant held by any of the Debtors as of the Effective Date.

1.81.           Permitted Fee Amounts means Allowed Professional Compensation and Reimbursement Claims of the Creditors’ Committee for the period between December 1, 2009 and the Effective Date in an amount not to exceed, in the aggregate (x) $50,000 for the month of December 2009, and (y) for each subsequent month, (i) $25,000 per month, or (ii) in each month or months in which a motion for approval of (a) a sale of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code or other similar transaction or (b) a disclosure statement or plan of reorganization for the Debtors’ is pending before the Bankruptcy Court, $30,000.  For the avoidance of doubt, nothing herein shall limit the rights of the Debtors, the Reorganized Debtors, the Plan Administrator or any other party in interest to object to the reasonableness of any Professional Compensation and Reimbursement Claims of the Creditors’ Committee notwithstanding the fact that such Claims, together with all other applicable Professional Compensation and Reimbursement Claims of the Creditors’ Committee, do not exceed the Permitted Fee Amounts.

1.82.           Person means any individual, entity, trust, corporation, limited liability company partnership, company, association, estate or other entity or organization, including any governmental or political entity, subdivision or agency.

1.83.           Petition Date means May 17, 2009.

1.84.           Plan means this amended chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto and thereto the Plan Supplement, as any of the same may be altered, amended, or modified from time to time as provided herein.

1.85.           Plan Administration Account means an account with a nationally recognized financial institution to be established or designated by the Debtors prior to the Effective Date to hold the Cash to be made available to the Plan Administrator in accordance with, and as set forth in, the Plan Administration Budget.

1.86.           Plan Administration Budget means a budget reasonably determined by the Debtors with the consent of the Exit Facility Agent in its sole and absolute discretion, sufficient for the Plan Administrator to pay all costs of implementing the Plan including, without limitation, (i) the costs of winding up the affairs of the Debtors subsequent to the Effective Date, pursuing, adjudicating or liquidating Causes of Action, resolving Disputed Claims, and retaining professionals (including those retained by the Debtors and not paid as of the Effective Date), employees, and consultants, (ii) the fees and expenses of the Plan Administrator, the U.S. Trustee, and the Disbursing Agent, (iii) the payment of all Cure Claims and Rejection Claims, if any, and (iv) an amount sufficient to establish a reserve for the full amount of  all Claims other than General Unsecured Claims that are Disputed as of the Effective Date, which budget will be filed with the Plan Supplement.

1.87.           Plan Administrator means the chief operating officer, as of the Effective Date, of PEH or, if none, a person designated or engaged by the Debtors with the consent of the Agents (in their respective sole and absolute discretion) immediately prior to the Effective Date, which Plan Administrator would continue to serve after the Effective Date unless and until a successor Plan Administrator is designated pursuant to Section 5.06(f).

1.88.           Plan Supplement has the meaning ascribed to such term in Section 13.09.

1.89.           Plan Supplement Documents has the meaning ascribed to such term in Section 13.09.

1.90.           Plants means, collectively, the Madera Plant, the Boardman Plant, the Stockton Plant and the Magic Valley Plant.

1.91.           Postpetition Accounts Bank means Amarillo National Bank as accounts bank under the Postpetition Credit Agreement and any successor accounts bank appointed in accordance with the terms thereof.

1.92.           Postpetition Agent means WestLB, as Administrative Agent and Collateral Agent under the Postpetition Credit Agreement and any successor agent appointed in accordance with the terms thereof.

1.93.           Postpetition Credit Agreement means that certain Amended and Restated Debtor-in-Possession Credit Agreement, dated as of June 3, 2009, as amended October 23, 2009, as further amended December 10, 2009, as further amended March 23, 2010 and as may be amended, restated, supplemented or otherwise modified from time to time, by and among the Debtors as borrowers, the Postpetition Accounts Bank and the Postpetition Lenders.

1.94.           Postpetition Lenders means, collectively, the Postpetition Agent and the banks and financial institutions that are from time to time lender parties to the Postpetition Credit Agreement and their respective successors and assigns.

1.95.           Prepetition Accounts Bank means Amarillo National Bank as accounts bank under the Prepetition Credit Agreement and any successor accounts bank appointed in accordance wit the terms thereof.

1.96.           Prepetition Agent means WestLB, as Administrative Agent and Collateral Agent, under the Prepetition Credit Agreement and any successor agent appointed in accordance with the terms thereof.

1.97.           Prepetition Credit Agreement means that certain Credit Agreement, dated as of February 27, 2007, as amended, restated, supplemented or otherwise modified from time to time, between the Debtors as borrowers and guarantors, the Prepetition Accounts Bank and the Prepetition Lenders.

1.98.           Prepetition Facility Claims means the Prepetition Facility Deficiency Claims and the Prepetition Facility Secured Claims.

1.99.           Prepetition Facility Deficiency Claim means the amount by which the Claims of the Prepetition Lenders and the Prepetition Accounts Bank under the Prepetition Credit Agreement, including, without limitation, all claims on account of or arising under any Swap Contract (as defined in the Prepetition Credit Agreement), exceeds the value of the Collateral of the Debtors securing such Claims.

1.100.           Prepetition Facility Secured Claim means the Claims of the Prepetition Lenders and the Prepetition Accounts Bank under the Prepetition Credit Agreement, including, without limitation, all claims on account of or arising under any Swap Contract (as defined in the Prepetition Credit Agreement), to the extent of the value of the Collateral of the Debtors securing such Claims.

1.101.           Prepetition Lender Newco Interests has the meaning ascribed to such term in Section 6.02.

1.102.           Prepetition Lenders means the Prepetition Agent and the banks and financial institutions that are from time to time lender parties to the Prepetition Credit Agreement and their respective successors and assigns.

1.103.           Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.104.           Pro Rata Share means, with respect to any Claim in a Class, at any time, the ratio of the amount of such Claim to the aggregate amount of all Claims (including Disputed Claims) in such Class.

1.105.           Professional Compensation and Reimbursement Claims has the meaning ascribed to such term in Section 2.02.

1.106.           Record Date means the date of the hearing before the Bankruptcy Court on the Debtors’ motion for approval of the Disclosure Statement.

1.107.           Rejection Claim means any Claim arising from the rejection by any of the Debtors of an executory contract or unexpired lease in the Chapter 11 Cases.

1.108.           Released Parties means (a) each present and former director, officer, employee, manager, partner, member and Advisor of (i) the Debtors, (ii) the holders of Prepetition Facility Claims and DIP Claims, (ii) the Agents, Exit Facility Agent, Prepetition Accounts Bank, Postpetition Accounts Bank, Exit Facility Accounts Bank and the Exit Facility Lenders; (b) each holder of Prepetition Facility Claims or Postpetition Secured Claim; and (c) each of the Agents, Exit Facility Agent, Prepetition Accounts Bank, Postpetition Accounts Bank, Exit Facility Accounts Bank and the Exit Facility Lenders.  For purposes of this definition, “Advisors” means each financial advisor, investment banker, professional, accountant, and attorney, and each of their respective employees, parent corporations, subsidiaries, Affiliates and partners.

1.109.           Reorganization Transaction means one or more related transactions pursuant to which the plan shall be implemented and the Reorganized Debtors shall continue to operate on a going concern basis subsequent to their emergence from the Chapter 11 Cases.

1.110.           Reorganized Debtors means, collectively, each of the Debtors upon and after the Effective Date.

1.111.           Reorganized PEH means PEH upon and after the Effective Date.

1.112.           Reorganized Subsidiaries means the Reorganized Debtors other than Reorganized PEH.

1.113.           Roll-Up Claims means all Claims for principal, interest, fees and other amounts owed by the Debtors on account of Roll-Up Loans.

1.114.           Roll-Up Loans means the prepetition loans that were deemed converted, pursuant to the DIP Financing Orders and section 2.02 of the Postpetition Credit Agreement, to “DIP Roll Up Loans” (as defined therein).

1.115.           Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto filed with the Bankruptcy Court through and including the Confirmation Date.

1.116.           Second Bar Date means the 30th day after notice of the occurrence of the Effective Date is filed with the Bankruptcy Court.

1.117.           Secured Claim means any Claim (i) to the extent reflected in the Schedules or upon a proof of claim as a secured claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (ii) that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

1.118.           Secured Lenders means the Prepetition Lenders and the Postpetition Lenders.

1.119.           Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

1.120.           Sponsor Support Agreement means that certain Amended and Restated Sponsor Support Agreement, dated as of October 22, 2008, among PEH, PEI and WestLB, as administrative agent.

1.121.           Stockton Plant means the Debtors’ ethanol plant in Stockton, California.

1.122.           Subordinated Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of shares or any other securities, if any, of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, (iii) for violations of the securities laws, misrepresentations, or any similar Claims, including, to the extent related to the forgoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges, or costs incurred on account of the forgoing Claims, or, (iv) except as otherwise provided for in the Plan, for reimbursement, contribution, or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

1.123.           Subsidiary Equity Interests means all membership interests of each of the Debtors (other than PEH) existing as of the Petition Date.

1.124.           Tax Code means the Internal Revenue Code of 1986, as amended.

1.125.           Tort Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from or relating to personal injury, wrongful death, property damage, products liability, discrimination, employment or any other similar basis.  A Tort Claim may also be an Insured Claim.

1.126.           U.S. Trustee means the Office of the United States Trustee for the District of Delaware.

1.127.           West LB means WestLB, AG, New York Branch.

Interpretation; Application of Definitions and Rules of Construction.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter.  Unless otherwise specified, all section, article, schedule, or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular Section, subsection, or clause contained in the Plan.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

ARTICLE II

TREATMENT OF ADMINISTRATIVE
EXPENSE CLAIMS, PRIORITY TAX CLAIMS AND DIP ADVANCE CLAIMS

2.01.           Administrative Expense Claims.  Subject to Section 2.02, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall, to the extent such Allowed Administrative Expense Claim has not been paid by the Debtors in Possession in the ordinary course of their business, receive Cash in an amount equal to such Allowed Administrative Expense Claim as soon as is practicable following the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full and performed by the Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.  The Holder of an Allowed Administrative Expense Claim shall not be entitled to, and shall not be paid, any interest, penalty, or premium thereon, and any interest, penalty, or premium asserted with respect to an Administrative Claim shall be deemed disallowed and expunged without the need for any further Order of the Bankruptcy Court.

2.02.           Professional Compensation and Reimbursement Claims.  All Persons seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date pursuant to sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (“Professional Compensation and Reimbursement Claims”) (i) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by no later than the date that is ninety (90) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (ii) if granted such an award by the Bankruptcy Court, shall be paid in full (subject, in the case of Professional Compensation and Reimbursement Claims of the Creditors’ Committee, to the Permitted Fee Amounts)  in such amounts as are Allowed by the Bankruptcy Court (A) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (B) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Plan Administrator.  Claims for payment of fees and reimbursement of expenses of professionals retained by the Plan Administrator and the Debtors (if applicable) accrued on and after the Effective Date shall not be subject to approval by the Bankruptcy Court.  The Permitted Fee Amounts are an aggregate cap on Professional Compensation and Reimbursement Claims of the Creditors’ Committee.  Any and all Professional Compensation and Reimbursement Claims incurred by the Creditors’ Committee in excess of the Permitted Fee Amounts shall be deemed disallowed in full without recourse and the professionals retained by the Creditors’ Committee shall be paid an aggregate amount equal to the Permitted Fee Amounts, distributed among such professionals pro rata based on the proportion each such professional’s fees and expenses bears to the total fees and expenses incurred by all such professionals, unless otherwise agreed by and among the Creditors’ Committee and such professionals.

2.03.           Priority Tax Claims.  Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Plan Administrator, in full satisfaction, settlement, and release of such Allowed Priority Tax Claim, (a) in accordance with Bankruptcy Code section 1129(a)(9)(C) and (D), equal Cash payments made on or before the last Business Day of every fiscal year after the Effective Date, over a period not exceeding five years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim, plus interest on any outstanding balance of such Allowed Priority Tax Claim, calculated from the later of the Effective Date and the date the Priority Tax Claim is Allowed at a rate to be determined pursuant to section 511 of the Bankruptcy Code; (b) such other treatment agreed to by the Holder of such Allowed Priority Tax Claim, provided such treatment is no more favorable than the treatment set forth in clause (a) hereof, or (c) payment in full in Cash.  The Holder of an Allowed Priority Tax Claim shall not be entitled to assess any premium or penalty on such Claim and any asserted premium or penalty shall be deemed disallowed and expunged under the Plan without the need for a further order of the Bankruptcy Court.  The Plan Administrator shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Claim, in accordance with the foregoing, at any time on or after the Effective Date, without premium or penalty of any kind.

2.04.           DIP Advance Claims.  All DIP Advance Claims are deemed Allowed under the Plan.  Except to the extent that a holder of a DIP Advance Claim agrees to a less favorable treatment, each holder of a DIP Advance Claim shall receive payment in full in Cash, as and to the extent provided for in Section 6.01(c).

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

As set forth more fully below, the Plan is premised upon the substantive consolidation of the Debtors solely for purposes of making distributions under the Plan.  Accordingly, for such purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity.

Claims, other than Administrative Expense Claims (including Professional Compensation and Reimbursement Claims), DIP Advance Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation, and distribution pursuant to the Plan, as follows:

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 4	Prepetition Facility Claims	Impaired	Yes
Class 5	Roll-Up Claims	Impaired	Yes
Class 6	General Unsecured Claims	Impaired	Yes
Class 7	Subordinated Claims	Impaired	No (deemed to reject)
Class 8	PEH Equity Interests	Impaired	No (deemed to reject)
Class 9	Subsidiary Equity Interests	Unimpaired	No (deemed to accept)

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.01.           CLASS 1 - OTHER PRIORITY CLAIMS.

(a)           Impairment and Voting.  Class 1 is unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim as soon as is practicable following the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim.

4.02.           CLASS 2 – SECURED TAX CLAIMS.

(a)           Impairment and Voting.  Class 2 is unimpaired by the Plan.  Each holder of an Allowed Secured Tax Claim is presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Plan Administrator, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a rate to be determined pursuant to section 511 of the Bankruptcy Code, commencing upon the later of the Effective Date and the date such Secured Tax Claim becomes an Allowed Secured Tax Claim through the fifth (5th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or (iii) such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim. The Holder of an Allowed Secured Tax Claim shall not be entitled to assess any premium or penalty on such Claim and any asserted premium or penalty shall be deemed disallowed and expunged under the Plan without the need for a further order of the Bankruptcy Court.  The Plan Administrator shall have the right to pay any Allowed Secured Tax Claim, or any remaining balance of such Claim, in accordance with the foregoing, at any time on or after the Effective Date, without premium or penalty of any kind.

4.03.           CLASS 3 - OTHER SECURED CLAIMS.

(a)           Impairment and Voting.  Class 3 is unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions/Reinstatement of Claims.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, as soon as is practicable following the later of the Effective Date and the date such Other Secured Claim becomes an Allowed Other Secured Claim, at the sole option of the Plan Administrator, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any non-default interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any non-default interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim.

4.04.           CLASS 4 - PREPETITION FACILITY CLAIMS.  All Prepetition Facility Claims are deemed Allowed under the Plan.

(a)           Impairment and Voting.  Class 4 is impaired by the Plan.  Each holder of a Prepetition Facility Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of a Prepetition Facility Claim agrees to a less favorable treatment, each holder of a Prepetition Facility Claim shall own its pro rata share of New PE Holdco which, after giving effect to the transactions set forth in Article VI, will be the owner of all the membership interests in Reorganized PEH.  As a condition to its receipt of such interests, and subject to consummation of the Reorganization Transaction, such holder of a Prepetition Facility Claim will discharge its Prepetition Facility Claim.

4.05.           CLASS 5 - ROLL-UP CLAIMS.  All Roll-Up Claims are deemed Allowed under the Plan.

(a)           Impairment and Voting.  Class 5 is impaired by the Plan.  Each holder of a Roll-Up Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of a Roll-Up Claim agrees to a less favorable treatment, each holder of a Roll-Up Claim shall receive on the Effective Date or as soon thereafter as is practicable its share of the Exit Facility Term A-2 Loans, as and to the extent provided for in Section 6.01(c).

4.06.           CLASS 6 - GENERAL UNSECURED CLAIMS.

(a)           Impairment and Voting.  Class 6 is impaired by the Plan.  Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of the GUC Amount.  The Disbursing Agent shall make an initial distribution, and one or more distributions thereafter, as and when determined by the Plan Administrator, from the GUC Account to holders of Allowed General Unsecured Claims on the Effective Date or as soon thereafter as is practicable, after the imposition of a reserve for all Disputed General Unsecured Claims (i.e., a reserve equal to the then applicable aggregate distribution percentage multiplied by the aggregate total of the full face amount of all Disputed General Unsecured Claims).  As Disputed General Unsecured Claims are resolved, the Disbursing Agent shall make one or more additional distributions from the GUC Account to holders of Allowed General Unsecured Claims, in each case so as to effectuate such Catch-Up Distributions as are warranted.

4.07.           CLASS 7 – SUBORDINATED CLAIMS.

(a)           Impairment and Voting.  Class 7 is impaired by the Plan.  Each holder of a Subordinated Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  No property will be distributed to or retained by the holders of Subordinated Claims on account of such Claims.

4.08.           CLASS 8 – PEH EQUITY INTERESTS.

(a)           Impairment and Voting.  Class 8 is impaired by the Plan.  Each holder of a PEH Equity Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  No property will be distributed to or retained by the holders of PEH Equity Interests on account of such PEH Equity Interests.  All PEH Equity Interests shall be deemed extinguished effective as of the Effective Date.

4.09.           CLASS 9 – SUBSIDIARY EQUITY INTERESTS.

(a)           Impairment and Voting.  Class 9 is unimpaired by the Plan.  Each holder of a Subsidiary Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Treatment.  All Subsidiary Equity Interests shall remain unimpaired as provided for in Section 5.05, and shall survive in full force and effect on and after the Effective Date solely for the purpose of preserving the corporate structure for the benefit of the Holders of Prepetition Facility Claims, such that as of the Effective Date, Reorganized PEH shall be the owner of all the membership interests of the Reorganized Subsidiaries.

ARTICLE V

IMPLEMENTATION OF THE PLAN

5.01.           Funding of GUC Amount and Approval of Plan Administration Budget.  The GUC Amount shall be fully funded (through one or more transfers to the GUC Account) and the Plan Administration Budget approved, on or before the Effective Date; provided, however, that the Plan Administration Budget may be modified by the Plan Administrator from time to time to the extent the Plan Administrator reasonably determines such modifications are necessary to enable the Plan Administrator to carry out its duties under the Plan, subject to the consent of the Exit Facility Agent in its sole and absolute discretion.  The costs, fees and expenses reflected in the Plan Administration Budget shall be paid, in such amounts and at such time as set forth in the Plan Administration Budget, from the Plan Administration Account (as such account shall be funded from time to time, but in any case prior to the time any such budgeted amount is due in accordance with the Plan Administration Budget).

5.02.           Reorganization Transaction.

(a)           The Reorganization Transaction shall be implemented as set forth in Article VI.

(b)           The consummation of the Reorganization Transaction shall be conditioned upon the occurrence of each of the following on or prior to the Effective Date, (i) all DIP Advance Claims will be paid in full, as and to the extent provided for in Section 6.01(c), (ii) the holders of Roll-Up Claims will receive Exit Facility Term A-2 Loans, as and to the extent provided for in Section 6.01(c), (iii) each holder of Prepetition Facility Claims will have been issued its pro rata share of New PE Holdco (and the transactions set forth in Article VI shall have been consummated such that New PE Holdco will be the owner of all the membership interests in Reorganized PEH, and Reorganized PEH shall be the owner of all the membership interests of the Reorganized Subsidiaries), (iv) all Allowed Administrative Claims, Other Priority Claims, Secured Tax Claims, Priority Tax Claims and Other Secured Claims will be paid in full or otherwise satisfied as provided in Articles II and IV, as applicable, (v) the Plan Administration Budget shall have been established as provided for herein, and (vi) the GUC Amount will be fully funded.  The amounts needed to fund the foregoing amounts, as applicable, may be paid from (A) the proceeds of the Exit Facility as and to the extent permitted, (B) the proceeds of the loans under the Postpetition Credit Agreement as and to the extent permitted, or (C) as otherwise agreed to by the Postpetition Agent and the Exit Facility Agent, on behalf of the Postpetition Lenders and Exit Facility Lenders, respectively, provided all such amounts are funded or made available on or prior to the Effective Date.  The Reorganization Transaction shall be, according to its terms, subject to and conditioned upon the approval of the Bankruptcy Court.

5.03.           Intercompany Claims.  All Claims (a) held by any Debtor against any other Debtor, (b) held by any Debtor against any non-Debtor Affiliate of such Debtor or (c) held by any non-Debtor Affiliate of any Debtor against such Debtor, including, without limitation any Claims (i) recorded in any account reflecting intercompany book entries, (ii) any Claim not reflected in book entries that is held by a Debtor or non-Debtor Affiliate of a Debtor, and (iii) any derivative Claim asserted or assertable by or on behalf of a Debtor or non-Debtor Affiliate of a Debtor, as applicable, shall be deemed extinguished and null and void, ab initio, effective as of the Effective Date; provided, however, that (y) Administrative Expense Claims of non-Debtor Affiliates of the Debtors accrued subsequent to the Petition Date shall not be so extinguished and shall be payable as and to the extent provided for in the DIP Financing Orders and the Plan, and (b) the Reorganized Debtors shall retain their claims under the Sponsor Support Agreement as and to the extent provided in Section 10.05(c).

5.04.           Title to Accounts.  Title to all of the Debtors’ bank accounts, including without limitation the GUC Account and the Plan Administration Account shall vest in the Reorganized Debtors, effective as of the Effective Date, without any further order of the Bankruptcy Court or further action on the part of any Person.  On and after the Effective Date, the GUC Account and the Plan Administration Account shall be deemed to be accounts in the name of the Reorganized Debtors without any further action by any Person or any further order of the Bankruptcy Court.

5.05.           Cancellation of Existing Membership Interests in PEH; Issuance of New Membership Interests to New PE Holdco.  Effective as of the Effective Date, all PEH Equity Interests shall be deemed cancelled and null and void.  The Subsidiary Equity Interests shall not be impaired by the Plan and shall remain in full force and effect on the Effective Date and thereafter, solely for the purpose of preserving the corporate structure for the benefit of the Holders of Prepetition Facility Claims, until they are transferred, otherwise conveyed or cancelled in accordance with applicable law.  On the Effective Date, 100% of the newly-issued membership interests in Reorganized PEH shall have been transferred to New PE Holdco, pursuant to the Plan and on the terms set forth in the Operating Agreement of Reorganized PEH.

5.06.           Plan Administrator.

(a)           Plan Implementation.  The Plan Administrator shall be authorized and obligated to implement the Plan on and after the Effective Date.  The Plan Administrator shall be acting for the benefit of the Debtors or the Reorganized Debtors, as applicable, and the duties, rights and obligations of the Plan Administrator may be modified at any time by the Reorganized Debtors.  The Plan Administrator shall be deemed appointed as of the Effective Date without the need for any further order of the Bankruptcy Court.  In the exercise of its reasonable business judgment, the Plan Administrator shall, in an expeditious but orderly manner and subject to the provisions of the Plan, make timely distributions and not unduly prolong the duration of the Chapter 11 Cases.

(b)           Role of the Plan Administrator.  The Plan Administrator shall have the following duties and powers in furtherance of and consistent with the purpose of the Plan.  The provisions of this Section do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator.

(i)           Implement and enforce all provisions of the Plan.

(ii)           Exercise in the Plan Administrators reasonable business judgment all power and authority to file, prosecute, collect, compromise and resolve, in the name of the Debtors or the Reorganized Debtors, as applicable, all Disputed Claims, Causes of Action and Avoidance Actions.

(iii)           Maintain the Debtors’ books and records, maintain accounts, make distributions, and take other actions consistent with the Plan and the implementation hereof.

(iv)           Collect and liquidate at the direction of the Debtors or Reorganized Debtors, as applicable, all assets of the Estates pursuant to the Plan and to administer the winding up of the Debtors’ affairs including, but not limited to, closing the Chapter 11 Cases.

(v)           Incur any reasonable and necessary expenses in connection with the implementation of the Plan subject to and in accordance with the Plan Administration Budget, which expenses shall be paid in accordance with Section 13.06.

(vi)           Make decisions regarding (a) the retention or engagement of professionals, employees, and consultants by the Plan Administrator (b) payment, subject to and in accordance with the Plan Administration Budget, of the fees and charges incurred by the Plan Administrator on or after the Effective Date for fees and other expenses of professionals employees, and consultants retained by the Plan Administrator, disbursements, expenses, or related support services relating to the winding down of the Debtors and implementation of the Plan, in each case without further Bankruptcy Court approval.

(vii)           File tax returns.

(viii)           Seek a determination of tax liability under section 505 of the Bankruptcy Code or otherwise and to pay, as provided in the Plan Administration Budget, any taxes incurred by the Debtors at any time.

(ix)           Collect any accounts receivable or other claims of the Debtors not otherwise disposed of pursuant to the Plan.

(x)           Invest Cash in the GUC Account and the Plan Administration Account in accordance with section 345 of the Bankruptcy Code or as otherwise permitted by a Final Order of the Bankruptcy Court and as deemed appropriate by the Plan Administrator.

(xi)           Enter into any agreement or execute any document required by or consistent with the Plan and perform all of the Debtors’ obligations thereunder, as applicable.

(xii)           With the consent of the Exit Facility Agent in its sole and absolute discretion, abandon in any commercially reasonable manner any assets of the Debtors and the Estates remaining after the Effective Date, which Plan Administrator reasonably concludes are of no benefit to the Estates.

(xiii)           Take such other actions not inconsistent with the provisions of the Plan which the Plan Administrator deems reasonably necessary or desirable with respect to administering the Plan.

(c)           Indemnification of Plan Administrator.  The Plan Administrator and the Plan Administrator’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Plan Administrator, except those acts arising out of its or their own willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Plan Administrator, except for any actions or inactions involving willful misconduct, gross negligence, bad faith, self-dealing, breach of fiduciary duty, or ultra vires acts.  Any indemnification or reimbursement Claims of the Plan Administrator (and the other parties entitled to indemnification under this Subsection (c)) shall be satisfied by the Reorganized Debtors; provided, however, the Plan Administrator shall return any portion of such funds used to defend any action in which the Plan Administrator is found to have (i) acted with willful misconduct, gross negligence or bad faith, (ii) engaged in self-dealing, (iii) breached its fiduciary duty, or (iv) committed ultra vires acts.  The Plan Administrator shall be entitled to rely, in good faith, on the advice of its retained professionals.  The provisions of this Subsection do not apply to actions taken by the Plan Administrator in any capacity other than as Plan Administrator or as Disbursing Agent.

(d)           Plan Administration Budget.  The Plan Administrator shall perform its duties within the parameters of the Plan Administration Budget, including without limitation using the Cash in the Plan Administration Account and the GUC Account consistent therewith and with the terms and obligations of the Plan and the Plan Administration Budget, in each case in order to carry out its duties under the Plan.

(e)           Taxes.  The Plan Administrator shall have the powers of administration regarding all of the Debtors’ tax obligations, including the filing of tax returns.

(i)           Where and as applicable, the Plan Administrator shall (A) complete and file within ninety (90) days after the Effective Date (or such longer period as authorized by the Bankruptcy Court) the Debtors’ final federal, state, and local tax returns, (B) request an expedited determination of any unpaid tax liability of the Debtors, the Reorganized Debtors or the Estates under section 505 of the Bankruptcy Code for all taxable periods through the liquidation of the Reorganized Debtors as determined under applicable tax laws, and (C) represent the interest and account of the Reorganized Debtors or the Estates before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit.

(ii)           The Plan Administrator may request that the Bankruptcy Court determine the amount of any Tax Claim pursuant to section 505 and/or section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim.  The Bankruptcy Court will retain jurisdiction to estimate Claims at any time.

(f)           Resignation, Death, or Removal of Plan Administrator.  The Plan Administrator may resign at any time upon sixty (60) days’ written notice in accordance with the notice provisions of the Plan, but shall serve until a successor Plan Administrator is appointed.  No successor Plan Administrator hereunder shall have any liability or responsibility for the acts or omissions of any predecessor Plan Administrators.  The Plan Administrator may be terminated at any time, with or without cause, upon mutual consent of the Exit Facility Agent and counsel for the Debtors’ estates.  In the event the Plan Administrator has been terminated, resigns, dies, or is otherwise unwilling or unable to continue carrying out its duties as the Plan Administrator, a successor Plan Administrator shall be designated upon the mutual agreement of the Exit Facility Agent and counsel for the Estates, and if such parties cannot agree, the Bankruptcy Court shall retain jurisdiction to determine a successor Plan Administrator.  Every successor Plan Administrator appointed pursuant hereto shall execute, acknowledge, and deliver to the Bankruptcy Court an instrument in writing accepting such appointment hereunder, and thereupon such successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of his or her predecessor.

(g)           Termination of Duties of Plan Administrator.  The duties of the Plan Administrator will terminate upon the later to occur of (i) all assets held or controlled by the Plan Administrator have been distributed in accordance with the terms of this Plan and (ii) upon material completion of all other duties and functions of the Plan Administrator set forth herein, but in no event later than 180 days after the Effective Date, unless extended by order of the Bankruptcy Court.

5.07.           Powers of Officers.

The officers of the Debtors prior to the Effective Date (and the Plan Administrator thereafter) or the officers or other authorized Persons of Reorganized Debtors, as the case may be, shall have the power to enter into or execute any documents or agreements that they deem reasonable and appropriate to effectuate the terms of the Plan.

5.08.           Retention of Counsel.

On and after the Effective Date, (i) the Reorganized Debtors may continue to retain Cooley Godward Kronish LLP as their legal counsel, and (ii) the Plan Administrator may retain Cooley Godward Kronish LLP as its counsel.

ARTICLE VI

REORGANIZATION TRANSACTION

6.01.           Exit Facility.

(a)           Parties.  The Exit Facility Lenders, as lenders, will make (severally and not jointly) the Exit Facility Loans to the Exit Facility Borrowers upon the terms and conditions set forth in the Exit Facility Credit Agreement (the “Exit Facility”).  The respective obligations of the Exit Facility Borrowers under the Exit Facility shall be joint and several.

(b)           Exit Facility Revolving Loans.  The Exit Facility Credit Agreement shall include a post-Effective Date revolving credit facility under which loans in an aggregate maximum principal amount not to exceed the Exit Revolving Loan Commitment shall be available to the Exit Facility Borrowers from time to time.  The Exit Facility Revolving Loans shall be funded by the Exit Facility Lenders on a several and not joint basis.  The availability of the Exit Facility Revolving Loans shall be subject to the terms and conditions set forth in the Exit Facility Credit Agreement.

(c)           Exit Facility Term A Loans.1

(i)           DIP Advance Claims.  On the Effective Date, each holder of a DIP Advance Claim shall be paid in full in Cash from the proceeds of the Exit Facility Term A-1 Loans and such DIP Advance Claim shall be deemed cancelled and of no further force or effect.

(ii)           Roll-Up Claims.  On the Effective Date, each Roll-Up Claim shall be deemed converted, as of the Effective Date, into an Exit Facility Term A-2 Loan in a principal amount equal to the unpaid amount of the Roll-Up Claim so converted, and such Roll-Up Claims shall be deemed cancelled and of no further force or effect.  To the extent not previously reduced in connection with the Postpetition Credit Agreement, the amount of the Prepetition Facility Claim held by each holder of a Roll-Up Claim shall be deemed reduced by an amount equal to such converted Roll-Up Claim as and when provided in the DIP Financing Orders.

(d)           Terms of Exit Facility Loans.  The anticipated terms (including interest rates, fees, priorities, terms and other provisions) of the Exit Facility Loans are set forth in Exhibit A attached hereto; provided, however, that the actual terms and conditions of the Exit Facility Loans shall be as set forth in the Exit Facility Credit Agreement, which will be filed with the Plan Supplement and will be controlling in the event of any conflict between the terms of the Exit Facility Credit Agreement and the terms set forth in Exhibit A.

6.02.           Ownership of New PE Holdco Membership Interests.  As of the Effective Date, New PE Holdco Membership Interests will be owned as follows:  (a) approximately 27% by the Exit Facility Lenders (or their respective designees) pro rata based on their respective combined share of (i) the Exit Revolving Loan Commitment and (ii) the Exit Facility Term A-1 Loans, and (b) the remaining approximately 73% by the Prepetition Lenders pro rata based on their (or their respective designees’) respective percentage holdings of the Prepetition Facility Claims (after giving effect to any reduction of such holdings in respect of converted Roll-Up Claims, as described in Section 6.01(c)) (the “Prepetition Lender Newco Interests”).  The Prepetition Lenders will have the opportunity to grant a Call Option with respect to their Prepetition Lender Newco Interests (see Section 6.05).

6.03.           Discharge of Claims.

(a)           The Prepetition Lenders agree to discharge one-hundred percent (100%) of their Prepetition Facility Claims in exchange for ownership of one-hundred percent of the equity interests in Reorganized PEH.

(b)           On the Effective Date, immediately prior to the contribution of any Prepetition Facility Claims to New PE Holdco (as described in Section 6.04), each Prepetition Lender shall enter into a discharge agreement, in form and substance reasonably acceptable to the Debtors, pursuant to which such Prepetition Lender shall acknowledge and agree to the cancelation and discharge of its pro rata portion of any Prepetition Facility Claims not to be contributed to New PE Holdco by such Prepetition Lender.

1 The amount of the Exit Facility Term A Loans will be equal to the amount of the loans actually funded under the Postpetition Credit Agreement as of the Effective Date plus an equal amount representing the Roll-Up Claims.

(c)           In furtherance, and not in limitation of the generality of the foregoing or of Sections 10.03 and 10.04, all DIP Claims, all Prepetition Facility Claims and the PEI Claim shall be deemed fully satisfied and discharged in exchange for the implementation of the Reorganization Transaction.

6.04.           Reorganized PEH Membership Interests.  On the Effective Date, 100% of the newly-issued membership interests in Reorganized PEH shall be transferred to New PE Holdco in exchange for New PE Holdco’s discharge of all the Prepetition Facility Claims contributed to it by its members upon its formation immediately prior to the consummation of the Restructuring Transaction.

6.05.           Call Option.

(a)           PEI has proposed acquiring from the Prepetition Lenders up to 25% of the aggregate New PE Holdco Membership Interests for a total price of up to $30,000,000 in cash (or $1,200,000 for each one percent of the aggregate New PE Holdco Membership Interests) (the “Call Option Price”).  In order to effect this acquisition, as part of the Reorganization Transaction each Prepetition Lender will have the opportunity, but not the obligation, to elect to grant (any Prepetition Lender so granting, a “Granting Lender”) to PEI the right to acquire at the Call Option Price (a “Call Option”) all or a portion of the Prepetition Lender Newco Interests granted it hereunder (the Prepetition Lender Newco Interests underlying any Call Option, the “Offered Interests”); provided, however that if the Granting Lenders grant Call Options with respect to Offered Interests that in the aggregate exceed 25% of the New PE Holdco Membership Interests, the 25% of New PE Holdco Membership Interests to be purchased by PEI will be allocated among the Granting Lenders on a pro rata basis based upon the proportion each such Granting Lender’s Offered Interests bears to the Offered Interests of all the Granting Lenders.  Each Granting Lender will elect to grant its Call Option on the Ballot, which election will be expressed in terms of all or a portion of such Granting Lender’s Prepetition Facility Claims; provided that if a Granting Lender elects the Call Option for less than all of its Prepetition Facility Claims, the amount of such Granting Lender’s Prepetition Facility Claims not subject to the Call Option shall not be less than $2,000,000.

(b)           The Call Options shall be exercisable, pursuant to the Call Option Agreement, at the option of PEI within 90 days after the Confirmation Date for all or some portion of the Offered Interests; provided that if PEI elects to purchase some, but not all, of the Offered Interests, the Offered Interests PEI does elect to purchase will be allocated among the Granting Lenders on a pro rata basis based upon the proportion each such Granting Lender’s Offered Interests bears to the total Offered Interests of all Granting Lenders.

(c)           The terms and conditions of the Call Options, including representations, warranties and covenants customary for equity call options as are mutually agreed upon by PEI and the Granting Lenders, will be more fully set forth in the Call Option Agreement.

6.06.           Corporate Action.  Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (i) all actions necessary to consummate the Reorganization Transaction, including without limitation those necessary or desirable to cause the consummation of the transactions specified in Section 5.02, (ii) all actions otherwise necessary to implement the Operating Agreement of New PE Holdco and (iii) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall occur in accordance with the Plan and any applicable Charter Documents or governing agreements and shall be in effect, without any requirement of further action by the security holders, members of boards of managers, managers, directors or officers of the Debtors or the Reorganized Debtors.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, (x) the Plan Supplement Documents and (y) any and all other agreements, documents, securities and instruments relating to the foregoing (including without limitation security documents).  The authorizations and approvals contemplated by this Section 6.06 shall be effective notwithstanding any requirements under non-bankruptcy law.

6.07.           Corporate Governance.

(a)           Operating Agreement of New PE Holdco.  The Operating Agreement of New PE Holdco will be filed under seal with the Plan Supplement and, pursuant to the Confirmation Order, effective as of the Effective Date shall establish the rights and obligations of the holders of the New PE Holdco Membership Interests and the governance of New PE Holdco.

(b)           Operating Agreement of Reorganized PEH.

(i)           The Operating Agreement of Reorganized PEH will be filed with the Plan Supplement and will be executed and delivered as part of the Reorganization Transaction, and the Reorganized Debtors shall promptly make such filings with the Secretary of State of Delaware and such other authorities as are required under applicable law.

(ii)           On, as of or after the Effective Date, Reorganized PEH may (x) cause such amendments to or amendment and restatement of the limited liability company agreements of the Reorganized Subsidiaries and/or (y) cause one or more of the Reorganized Subsidiaries to be converted to corporations, in each case as Reorganized PEH deems necessary or desirable to effectuate the Plan and/or carry out the businesses of the Reorganized Debtors.

(c)           Reorganized Debtors’ Officers and Boards of Managers.  As of the Effective Date, the term of the current members of the boards of managers of the Debtors shall be deemed expired, and the management of each Reorganized Debtor, including appointment of the initial manager(s), board of managers, officer(s) and/or other applicable management Person(s), shall be determined in accordance with such Reorganized Debtor’s Charter Documents.  The form of management and identities, affiliations and the amount of any compensation of any initial managers, members of any boards of managers, officers and/or other applicable management Persons of Reorganized PEH and each of the Reorganized Subsidiaries will be disclosed in the Plan Supplement.  Any successors to Reorganized Debtors’ initial management shall be designated by the Exit Facility Agent, and shall be appointed in compliance with their respective Charter Documents.

(d)           Indemnification of Officers and Managers.  Upon the Effective Date, the respective Charter Documents of each Reorganized Debtor shall contain provisions which (i) eliminate the personal liability of the Debtors’ and the Reorganized Debtors’ then-present and any future managers, directors and officers for post-emergence monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify its managers, officers, and other employees serving on or after the Effective Date for all claims and actions to the fullest extent permitted by applicable law in the state in which the subject Reorganized Debtor is organized, it being expressly understood that in no event shall the Reorganized Debtors be responsible for any indemnification claims relating to any event or matter arising on or prior to the Effective Date.

6.08.           Approval of Exit Facility.  The Exit Facility and the execution and delivery by the Reorganized Debtors of the Exit Facility Credit Agreement and the Plan Supplement Documents, as applicable, shall be approved pursuant to the Confirmation Order.

6.09.           Securities Law Matters.  Pursuant to, in accordance with, and solely to the extent provided under section 1145 of the Bankruptcy Code, (i) the issuance by New PE Holdco of the New PE Holdco Membership Interests to the Exit Facility Lenders and Prepetition Lenders (or their respective designees, as applicable) pursuant to the Operating Agreement of New PE Holdco, and (ii) the transfer of the membership interests in Reorganized PEH to New PE Holdco pursuant to Section 5.05 and the Operating Agreement of Reorganized PEH shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code, and may each be sold with registration to the extent permitted under section 1145 of the Bankruptcy Code, and each shall be deemed to be a public offering pursuant to section 1145(c) of the Bankruptcy Code.

6.10.           Books and Records.  On the Effective Date, title to the books and records of the Debtors shall be deemed vested in the Reorganized Debtors; provided, however, that the Plan Administrator shall maintain such books and records, on behalf of the Reorganized Debtors, as provided in Section 5.06(b)(iii) and pursuant to the terms and conditions of Section 5.06.  On and after the Effective Date, upon reasonable prior notice, the Reorganized Debtors shall provide the Plan Administrator and other representatives of the Debtors’ estates with reasonable access, during normal business hours, to the books and records in their custody and control.

6.11.           Effective Date and Closing of Reorganization Transaction.  The Debtors shall use commercially reasonable efforts to cause the Effective Date to occur, the Exit Facility to close, and the Reorganization Transaction to close, in each case, as soon as is reasonably practicable following the date of this Plan.

ARTICLE VII

PROVISIONS REGARDING VOTING
AND DISTRIBUTIONS UNDER THE PLAN

7.01.           Voting of Claims.  Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

7.02.           Nonconsensual Confirmation.  If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with Section 13.10 or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.

7.03.           Distributions.  All distributions of Cash under the Plan shall be made by the Disbursing Agent, who shall make distributions as and when directed by the Plan Administrator and in accordance with the Plan.

7.04.           Distributions of Cash.  Any payment of Cash made pursuant to the Plan shall, at the Disbursing Agent’s option, be made by check drawn on a domestic bank or wire transfer.

7.05.           Timing of Distributions.  In the event that any payment, distribution, or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or distribution or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

7.06.           Delivery of Distributions.  Subject to Bankruptcy Rule 9010, all distributions of Cash under the Plan to holders of Allowed Claims shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Bar Date, unless the Disbursing Agent has been properly notified in writing of a change of address.  In the event that any distribution to any such holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder; provided, however, that, with respect to any Claim of any creditor whose distribution is returned as undeliverable, any interest payable on such Claim shall cease accruing on the date that such undeliverable distribution was first distributed; provided further, however, that, at the expiration of ninety (90) days from the date such distribution is first made such distribution shall be deemed unclaimed property and shall be treated in accordance with Section 7.10.

7.07.           Minimum Distributions.  No payment of Cash of less than fifty dollars ($50) shall be made to any holder of a Claim unless a request therefor is made in writing to the Disbursing Agent.

7.08.           Distributions to Holders as of the Record Date.  As of the close of business on the Record Date, the Claims register shall be closed, and there shall be no further changes in the record holder of any Claim.  Neither the Plan Administrator nor the Disbursing Agent shall have any obligation to recognize any transfer of any Claim occurring after the Record Date (including Administrative Expense Claims accruing on or after the Bar Date).  The Plan Administrator and the Disbursing Agent shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only (i) those record holders stated on the Claims register as of the close of business on the Bar Date, (ii) those holders of Administrative Expense Claims accrued after September 1, 2009 that timely file requests for payment prior to the Second Bar Date, and (iii) those holders of Governmental Claims that file proofs of claim prior to the Governmental Unit Bar Date.

7.09.           Second Bar Date.  The Confirmation Order shall provide that notwithstanding anything in the Plan or the Bar Date Order to the contrary, requests for payment of Administrative Expense Claims accrued on or after the September 1, 2009 must be filed on or before the Second Bar Date and that the Plan Administrator shall have no obligation to recognize or make any payment upon any such Claim filed after the Second Bar Bate.

7.10.           Unclaimed Distributions.  All distributions under the Plan that are unclaimed for a period of at least ninety (90) days after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Reorganized Debtors and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

7.11.           Cancellation and Surrender of Existing Securities and Agreements.  Notwithstanding any other provision of the Plan, as a condition precedent to receiving any distribution under the Plan, each holder of a promissory note, or other instrument or security evidencing a Claim must tender such promissory note or other instrument or security to the Plan Administrator or must execute and deliver an affidavit of loss and furnish an indemnity or bond in substance and amount reasonably satisfactory to the Plan Administrator.  Any holder of a Claim that fails to surrender such instrument or to provide the affidavit and indemnity or bond before the later of six months following the (i) Effective Date or (ii) the date such holder’s Claim becomes an Allowed Claim shall be deemed to have forfeited all rights and/or Claims and may not receive or participate in any distribution under the Plan.

7.12.           Setoffs.  The Disbursing Agent may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any Claims of any nature whatsoever that any of the Debtors may have had prior to the Effective Date may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by of any such Claim that any of the Debtors may have had prior to the Effective Date against the holder of such Claim.

7.13.           Votes Solicited in Good Faith.  The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtors (and each of their respective Affiliates, agents, directors, officers, members, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance and sale (if applicable) of the securities offered, issued and sold under the Plan and therefore have not been, and on account of such offer, issuance and sale will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer or issuance of the securities offered and distributed under the Plan.

7.14.           Tax Matters Concerning Distributions.  The aggregate consideration distributed to the Holders of Allowed Claims hereunder shall be treated as first satisfying an amount equal to the principal amount of each such Allowed Claim and, for those Allowed Claims that include unpaid interest accrued prior to the Petition Date, any remaining consideration shall be treated as satisfying such interest.

ARTICLE VIII

PROCEDURES FOR TREATING DISPUTED CLAIMS

8.01.           Objections to Claims.  Any objections to Claims other than Governmental Claims shall be filed and served on or before the later of (i) thirty (30) days after the Second Bar Date, which date may be extended at the sole and absolute discretion of the Plan Administrator for a period of an additional ninety (90) days by filing a notice of such extension with the Bankruptcy Court and without any requirement for the service of notice or approval of such extension by the Bankruptcy Court, and (ii) such date as may be fixed by the Bankruptcy Court, after the giving of proper notice in accordance with Bankruptcy Rule 2002 and a hearing, whether fixed before or after the date specified in clause (i) above.  Objections to Governmental Claims shall be filed on or before the later of (i) 120 days after the Effective Date and (ii) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, whether fixed before or after the date specified in clause (i) above.

8.02.           No Distributions Pending Allowance.  Notwithstanding any other provision of the Plan, if any Claim or portion thereof is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Claim shall have become an Allowed Claim through settlement and/or an order of the Bankruptcy Court.  The Disbursing Agent shall only make distributions on account of Claims that have become fully Allowed.  If and when a previously Disputed Claim becomes a fully Allowed Claim, the Disbursing Agent shall make a Catch-Up Distribution on account of such claim to the extent warranted on the next Distribution Date.

8.03.           Tort Claims.  All Tort Claims are Disputed Claims.  No distributions shall be made on account of any Tort Claim unless and until such Claim is liquidated and becomes an Allowed Claim.  Any Tort Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Chapter 11 Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.  Any Tort Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction, shall be paid as follows:  (A) to the extent such liquidated Claim is, in whole or in part, an Insured Claim, the insured portion shall be paid by the applicable insurer pursuant to the provisions of Section 8.04 and (B) to the extent any portion of such liquidated Claim is not covered by any of the Debtors’ insurance policies, such uninsured portion shall be deemed an Allowed Claim in Class 6 and treated in accordance with Section 4.06.  Nothing contained in this Section shall constitute or be deemed a waiver of any Claim, right, or Cause of Action that any Debtor may have had prior to the Effective Date against any Person in connection with or arising out of any Tort Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.  Notwithstanding any other provision of the Plan, interest shall not commence accruing on any Tort Claim until such Claim has been liquidated and Allowed as set forth in this Section 8.03.

8.04.           Distributions Relating to Allowed Insured Claims.  Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained herein shall constitute or be deemed a waiver of any Cause of Action that the Reorganized Debtors may hold against any other Person, including, without limitation, insurers under any of the Debtors’ or Reorganized Debtors’ insurance policies.

8.05.           Resolution of Claims.  On and after the Effective Date, the Plan Administrator shall have the authority to litigate, compromise, settle, otherwise resolve, or withdraw any objections to Claims and compromise, settle, or otherwise resolve Disputed Claims without approval of the Bankruptcy Court.

8.06.           Estimation.  Notwithstanding any other provision in the Plan to the contrary, the Plan Administrator may at any time, request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Plan Administrator has previously objected to such Claim.  The Court will retain jurisdiction to estimate any Claim at any time, including during proceedings concerning any objection to such Claim.  In the event that the Bankruptcy Court estimates any Disputed Claim, such estimated amount may constitute either (i) the Allowed amount of such Claim, (ii) the amount on which a reserve is to be calculated for purposes of any reserve requirement to the Plan, or (iii) a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, Plan Administrator may elect to object to ultimate payment of such Claim.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another.

8.07.           No Interest or Penalties.  No interest or penalties shall be paid on account of Disputed Claims, including, without limitation, Disputed Claims that become Allowed Claims.

ARTICLE IX

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.01.           Assumption or Rejection of Executory Contracts and Unexpired Leases.  All executory contracts and unexpired leases that exist between the Debtors and any Person shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed, assumed and assigned, or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion or notice for approval of the assumption, assumption and assignment, or rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date, (iii) that is specifically designated on Schedule A-1 as a contract or lease to be assumed as modified by mutual agreement of the Debtors on one hand and the Exit Facility Agent on the other hand (for the avoidance of doubt, any such contract or lease that is not so mutually modified shall be deemed rejected by the Debtors as of the Effective Date), which contracts and/or leases, as so mutually modified, will be filed with the Plan Supplement or (iv) that is specifically designated as a contract or lease to be assumed on Schedule A to the Plan; provided, however, that the Debtors reserve the right, on or prior to the Effective Date and subject to the consent of the Exit Facility Agent in its sole and absolute discretion, to amend Schedule A to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected; provided, further, however, that the Debtors shall not (y) remove any Core Agreement from Schedule A or (z) add any executory contract or unexpired lease thereto, unless, in each case, the Exit Facility Agent shall have consented to such removal in its sole and absolute discretion.  The Debtors shall provide notice of any amendments to Schedule A to the parties to the executory contracts and unexpired leases affected thereby.  In the event Schedule A has been amended as provided for in this Section 9.01(a), the Debtors shall file an amended version of Schedule A with the Plan Supplement.  The listing of a document on Schedule A shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.  Notwithstanding anything to the contrary herein or on any schedule hereto, Permits shall not be deemed rejected by virtue of the Plan notwithstanding the fact that they may be deemed executory contracts.

9.02.           Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.  Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption or assumption and assignment of the executory contracts and unexpired leases to be assumed or assumed and assigned pursuant to Section 9.01, and (ii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases to be rejected pursuant to Section 9.01.

9.03.           Inclusiveness.  Unless otherwise specified thereon, each executory contract and unexpired lease listed or to be listed on Schedule A or Schedule A-1 shall include modifications, amendments, supplements, restatements, or other agreements made directly or indirectly, as of the Effective Date, by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such modifications, amendments, supplements, restatements or other such agreements or documents are listed on Schedule A or Schedule A-1.

9.04.           Cure of Defaults.  Except as may otherwise be agreed to by the parties, within thirty (30) days after the Effective Date, the Plan Administrator shall pay all undisputed Cure Claims.  All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.

9.05.           Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.  Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.01  must be filed with the Bankruptcy Court and served upon the Plan Administrator no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to Schedule A.  All such Claims not filed within such time will be forever barred from assertion against the Debtors, Reorganized Debtors, their respective property and their successors and assigns.

ARTICLE X

EFFECT OF CONFIRMATION

10.01.           No Survival of Corporate Reimbursement Obligations.  The obligations of the Debtors and Reorganized Debtors to defend, indemnify, reimburse or limit the liability of their present and former directors, officers or employees who were directors, officers, members, managers, or employees, respectively, prior to the Effective Date, in their capacity as directors, officers, members, managers or employees, against any Claims or obligations pursuant to the Debtors’ Charter Documents, applicable state law or specific agreement, or any combination of the foregoing, shall not survive confirmation of the Plan, and shall be discharged irrespective of whether indemnification, defense, reimbursement, or limitation is owed in connection with an event occurring before, on or after the Effective Date; provided; however, that nothing in this Section 10.01 shall impair the rights of any Person on account of any timely filed Proof of Claim on account of any Claim accrued prior to the Petition Date based upon any of the foregoing obligations.

10.02.           Vesting of Assets.  Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the estates of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided herein.  From and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

10.03.           Discharge of Claims.  Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall be in exchange for and in complete satisfaction, discharge, and release of all existing debts and Claims of any kind, nature, or description whatsoever, including any interest accrued on such Claims from and after the Petition Date, against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors, their estates, the Reorganized Debtors, or any of their respective assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim.

10.04.           Discharge of Debtors.  Upon the Effective Date, except as otherwise expressly provided herein, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any Affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, the Reorganized Debtors and the Estates, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, including rights of setoff and recoupment, and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim.

10.05.           Release of Claims

(a)           Releases by Debtors and the Creditors’ Committee.  Except for the right to enforce the Plan, each Debtor and Reorganized Debtor, the Creditors’ Committee, and each of their respective present and former directors, officers, employees, managers, partners, members and Advisors, shall be deemed, effective upon the occurrence of the Effective Date, to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

(b)           Releases by Holders of Claims.  Except for the right to enforce the Plan, each Person who votes to accept the Plan, or who, directly or indirectly, is entitled to receive a distribution under the Plan, including Persons entitled to receive a distribution via an attorney, agent, trustee or securities intermediary, shall be deemed, effective upon the occurrence of the Effective Date, to forever release, waive and discharge each of the Released Parties of and from any and all claims, obligations, suits, judgments, damages, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 cases, or the Plan; provided, however, that the foregoing shall not operate as a waiver or release from any causes of action arising out of the willful misconduct or gross negligence of any such Person as determined by a final order entered by a court of competent jurisdiction.

(c)           Mutual Releases of Debtors and non-Debtor Affiliates.  As of the Effective Date, (i) the Debtors, on behalf of themselves and the Estates, on the one hand, and (ii) each non-Debtor Affiliate of any Debtor, on the other, and each of their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them (other than as set forth in Section 10.05(d)(D)), shall be deemed to forever release, waive and discharge all Claims and Causes of Action arising prior to the Effective Date that such Person has, had or may have against the other, including, without limitation, the PEI Claim; provided, however, that the releases provided in this paragraph shall have no effect on:  (A) the liability of any Person that would otherwise result from the failure of such Person to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; (B) the liability of a Person that would otherwise result from any such act, omission or occurrence to the extent that such act, omission or occurrence is determined in a Final Order to have constituted gross negligence or willful misconduct; (C) Administrative Expense Claims of non-Debtor Affiliates of the Debtors accrued subsequent to the Petition Date, which shall not be so extinguished and shall be payable as and to the extent provided for in the DIP Orders and the Plan; or (D) the liability of PEI to the Reorganized Debtors under Section 2.01(b) of the Sponsor Support Agreement, the cost of which currently is estimated at approximately $200,000.

(d)           Mutual Releases of Lenders and non-Debtor Affiliates.  As of the Effective Date, (i) the Secured Lenders, the Exit Facility Lenders and the Accounts Banks on the one hand, and (ii) each non-Debtor Affiliate of any Debtor, on the other, and each of their respective successors, assigns and any and all Persons who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all Claims and Causes of Action arising prior to the Effective Date that such Person has, had or may have against each other in connection with or related to the Debtors or the Chapter 11 Cases, provided, however, that the releases provided in this paragraph shall have no effect on:  (A) the liability of any Person that would otherwise result from the failure of such Person to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be assumed, entered into or delivered in connection with the Plan; (B) the liability of any Person that would otherwise result from any such act, omission or occurrence to the text that such act, omission or occurrence is determined in a Final Order to have constituted gross negligence or willful misconduct; (C) the liability of PEI to the Reorganized Debtors under Section 2.01(b) of the Sponsor Support Agreement, the cost of which currently is estimated at approximately $200,000; or (D) any claims of the Debtors against non-Debtor Affiliates that are not released pursuant to Section 10.05(c) to the extent such claims can be, and are, asserted by any Secured Lender and/or Exit Facility Lender on behalf of the Debtors or otherwise.

(e)           Injunction Related to Releases.  The Confirmation Order will enjoin permanently the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Section 10.05.

10.06.           Injunction.  Except as otherwise provided in the Plan or an order of the Court, on and after the Confirmation Date, all Persons who have held, hold or may hold Claims against or Equity Interests in the Debtors or their estates are, with respect to any such Claims or Equity Interests, permanently enjoined from and after the Confirmation Date from: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, their estates, the Reorganized Debtors, the Released Parties, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons (collectively, the “Injunction Parties”), or against any property of the Injunction Parties; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, of any judgment, award, decree or order against the Injunction Parties or against any property of the Injunction Parties; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Injunction Parties or against any property of the Injunction Parties; (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Injunction Parties; and (e) taking any actions in any place and in any manner whatsoever that do not conform to or comply with the provisions of the Plan.

10.07.           Term of Injunctions or Stays.  Unless otherwise provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Petition Date, shall remain in full force and effect until the earlier of the time the Chapter 11 Cases are closed and the time the Chapter 11 Cases are dismissed.

10.08.           Exculpation.  None of the Released Parties, the Reorganized Debtors, the Plan Administrator, the Disbursing Agent, the Creditors’ Committee, or their respective present or former subsidiaries, Affiliates, agents, directors, officers, employees, members, shareholders, managers, agents, attorneys, other advisors and representatives, and each of the successors and assigns of each of the foregoing shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, arising out of or in preparation for filing, the Chapter 11 Cases, the preparation or negotiation of the Disclosure Statement and Plan, the solicitation of votes in connection with the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence.  Nothing in this Section 10.08 shall limit the liability of the professionals of the foregoing exculpated parties to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.  This provision shall not be deemed to act to release any Avoidance Actions.

10.09.           Avoidance Actions.  Except to the extent released under the Plan, from and after the Effective Date, the Plan Administrator shall have the right to prosecute any avoidance or equitable subordination or recovery actions under sections 105, 502(d), 510, 542 through 551, and 553 of the Bankruptcy Code (collectively, “Avoidance Actions”) that belonged to the Debtors or Debtors in Possession immediately prior to the Petition Date, and all such Avoidance Actions may be investigated, prosecuted and/or settled by the Plan Administrator to the full extent the Debtors were authorized to take such actions prior to the Effective Date.  Avoidance Actions against holders of Allowed General Unsecured Claims shall not be pursued; provided, however, that the Debtors’,  Reorganized Debtors’ and the Plan Administrator’s rights and defenses with respect to General Unsecured Claims shall be fully preserved, including the assertion of Avoidance Action Claim for defensive or setoff purposes in connection with objections to Claims or otherwise.

10.10.           Retention of Causes of Action/Reservation of Rights.

(a)           Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Reorganized Debtors may have or choose to assert on behalf of the Estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Reorganized Debtors, their officers, directors, or representatives, or (ii) the turnover of any property of the Estates; provided, however, that the Reorganized Debtors shall not retain the right to prosecute any Causes of Action against any Person released pursuant to Section 10.05.

(b)           Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Petition Date, against or with respect to any Claim left unimpaired by the Plan.  The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such Claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Petition Date fully as if the Chapter 11 Cases had not been commenced.  All of the Debtors’ legal and equitable rights respecting any Claim left unimpaired by the Plan are and shall be specifically and unequivocally preserved for the benefit of the Reorganized Debtors and may be asserted by the Reorganized Debtors on and after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.11.           Substantive Consolidation.  The Confirmation Order shall approve the consolidation of the Debtors solely for the purpose of implementing the Plan, including for purposes of voting, confirmation and distributions to be made under the Plan.  Pursuant to such order: (1) all assets and liabilities of the Debtors shall be deemed merged; (2) all guarantees by one Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the Debtors; and (3) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against all of the Debtors and shall be deemed one Claim against all of the Debtors.  Such consolidation (other than for the purpose of implementing the Plan) shall not affect: (1) the legal and organizational structures of the Debtors; or (2) distributions from any insurance policies or proceeds of such policies.  In addition, such consolidation shall not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.  If any party in interest challenges the proposed limited substantive consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by entity basis.

ARTICLE XI

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

11.01.           Effectiveness.  The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 11.03:

(a)           The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered and become a Final Order;

(b)           The Reorganization Transaction satisfying the requirements of Section 5.02 shall have been consummated and the amounts specified in Section 5.02 shall have been fully paid or funded, as applicable;

(c)           All actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

(d)           The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, audited financial statements, and documents that are necessary to implement the Plan and consummate the Reorganization Transaction, and that are required by law, regulation, or order; and

(e)           Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

11.02.           Failure of Conditions.  In the event that one or more of the conditions specified in Section 11.01 have not occurred or otherwise been waived pursuant to Section 11.03 on or before the thirty first day after the date the Confirmation Order is entered by the Bankruptcy Court, as such date may be extended from time to time by the mutual agreement, of the Exit Facility Agent and the Debtors, in their respective sole and absolute discretion, (i) the Confirmation Order shall be vacated, (ii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (iii) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged (subject to a reduction of such Claims for any amounts distributed by the Plan Administrator prior to such date) and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

11.03.           Waiver of Conditions.  The Debtors, with the consent of the Agents and the Exit Facility Agent in their respective sole and absolute discretion and to the extent not prohibited by applicable law, may waive one or more of the conditions precedent to effectiveness of the Plan set forth in Section 11.01 other than the condition specified in Section 11.01(b).

ARTICLE XII

RETENTION OF JURISDICTION

12.01.           Subject to Section 8.03, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

(a)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Chapter 11 Cases;

(b)           To hear and determine any and all adversary proceedings, applications, and contested matters;

(c)           To hear and determine any objection to any Claim;

(d)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(e)           To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(f)           To consider any amendments to, or modifications of, the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(g)           To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

(h)           To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

(i)           To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(j)           To recover all assets of the Debtors and property of the Debtors and the Estates, wherever located;

(k)           To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including the expedited determination of tax under section 505(b) of the Bankruptcy Code);

(l)           To resolve any Disputed Claims;

(m)           To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code;

(n)           To resolve any disputes (i) regarding the payment of fees and reimbursement of expenses of any professional retained by the Plan Administrator or the Debtors (if applicable) on and after the Effective Date and (ii) between the Exit Facility Agent and counsel for the Estates regarding the choice of a successor Plan Administrator;

(o)           To hear any other matter not inconsistent with the Bankruptcy Code; and

(p)           To enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.01.           Settlement and Compromise.  Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3)(A) of the Bankruptcy Code, this Plan, including without limitation, the substantive consolidation provisions set forth in Section 10.11, serves as an implementation of the global settlement which represents a good faith compromise and settlement of all Equity Interests in the Debtors and any Claims brought, asserted or assertable, or that could have been brought, asserted or assertable, by any creditor or any other interested party.  The classification, treatment, distribution, releases and other benefits provided to creditors under the Plan serve as consideration for the settlement.  The entry of the Confirmation Order shall constitute the Court’s approval of the implementation of the global settlement and the related waivers and releases set forth herein shall be binding on all creditors, the Creditors Committee and any other party in interest.  The Bankruptcy Court’s findings shall constitute its determination that the global settlement and its implementation herein is in the best interest of the Debtors, their estates, the creditors and other parties in interest, and is fair, equitable and within the range of reasonableness.

13.02.           Effectuating Documents and Further Transactions.  The Plan Administrator is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions, all on behalf of the Debtors or Reorganized Debtors, as applicable, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

13.03.           Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

13.04.           Exemption from Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.05.           Payment of Statutory Fees.  On the Effective Date, and thereafter as may be required, the Plan Administrator shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

13.06.           Post-Effective Date Professional Fees and Expenses.  From and after the Effective Date, the Plan Administrator shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional Persons thereafter incurred by the Reorganized Debtors and/or the Plan Administrator, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

13.07.           Dissolution of the Creditors’ Committee.  The Creditors’ Committee shall terminate effective as of the Effective Date and as of such date its members and employees or agents (including attorneys, financial advisors, accountants, and other professionals) shall be released and discharged from any further authority, duties, responsibilities, and obligations relating to, arising from, or in connection with their service on the Creditors’ Committee.

13.08.           Disposition of Remaining Funds.  At such time as the Plan Administrator determines that it has fully implemented of the Plan and liquidated and wound down the affairs of the Debtors, in the event there are any remaining funds of the Estates in the possession of the Plan Administrator, the Plan Administrator shall transfer such funds to the Reorganized Debtors, including any de minimus amounts remaining in the GUC Account to the extent such amounts are not reasonably sufficient to make a distribution to General Unsecured Creditors practicable.

13.09.           Plan Supplement.  The Debtors will file with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Confirmation Hearing a supplement to the Plan (the “Plan Supplement”), which shall include: (a) an amended Schedule A, if amended pursuant to Section 9.01(a), (b) the form of Exit Facility Credit Agreement, (c) the forms of Operating Agreement of New PE Holdco and Operating Agreement of Reorganized PEH, (d) the form of management and identities, affiliations and the amount of any compensation of any initial managers, members of any boards of managers, officers and/or other applicable management Persons of Reorganized PEH and each of the Reorganized Subsidiaries, (e) those forms of contracts or leases listed on Schedule A-1 that are modified by mutual agreement of the Debtors on one hand and the Exit Facility Agent on the other hand, in the form as so mutually modified, (f) the form of the Call Option Agreement and (g) any other appropriate documents (the “Plan Supplement Documents”); provided, however, the Debtors may amend (i) Schedule A through and including the Confirmation Date to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected (provided, however, that the Debtors shall not (y) remove any Core Agreement from Schedule A or (z) add any executory contract or unexpired lease thereto, unless, in each case, the Exit Facility Agent shall have consented to such removal in its sole and absolute discretion) and (ii) each of the other Plan Supplement Documents through and including the Effective Date in a manner consistent with the Plan and Disclosure Statement and subject to the consent of the Agents, in their respective sole and absolute discretion, to such amendments.  The Debtors shall provide notice of any amendments to Schedule A to the parties to the executory contracts and unexpired leases affected by such amendment.  Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.  Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to Plan Administrator in accordance with Section 13.20 of the Plan.

13.10.           Amendment or Modification of the Plan.  Alterations, amendments, or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended, or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code.  The Plan may be altered, amended, or modified at any time after the Confirmation Date and before the Effective Date, provided that the Plan, as altered, amended, or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended, or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments, or modifications.  A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification does not materially and adversely change the treatment of the Claim of such holder.

13.11.           Revocation or Withdrawal of the Plan.  The Debtors reserve the right, in consultation with the Agents, to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed a waiver or release of any or Equity Interests in or Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

13.12.           Vacatur of Confirmation Order.  If a Final Order denying confirmation of the Plan is entered, or if the Confirmation Order is vacated, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver, release or discharge of any Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the holder of any Claim against, or Equity Interest in, the Debtors; (c) prejudice in any manner any right, remedy or claim of the Debtors; or (d) be deemed an admission against interest by the Debtors.

13.13.           Severability.  If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.14.           Expedited Tax Determination.  The Plan Administrator may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtors at any time.

13.15.           Governing Law.  Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit or schedule hereto or in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

13.16.           Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests and their respective successors and assigns, including, without limitation, the Plan Administrator.

13.17.           Exhibits/Schedules.  All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

13.18.           Waiver of Federal Rule of Civil Procedure 62(a) and Bankruptcy Rule 6004(h).  The Debtors may request that the Confirmation Order include (a) a finding that Federal Rules of Civil Procedure 62(a) and/or Bankruptcy Rule 6004(h) shall not apply to the Confirmation Order, and/or (b) authorization for the Debtors to consummate the Plan immediately after entry of the Confirmation Order.

13.19.           Notice of Confirmation of Plan and Effective Date.  On or before ten (10) Business Days after the occurrence of the Effective Date, the Plan Administrator shall mail or cause to be mailed to all Holders of Claims and Equity Interests, a notice that informs such Holders of (a) entry of the Confirmation Order; (b) the Effective Date; (c) the Second Bar Date; and (d) such other matters as the Plan Administrator deems to be appropriate.

13.20.           Notices.  All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to Debtors:

PACIFIC ETHANOL HOLDING CO. LLC
400 Capital Mall, Suite 2060
Sacramento, California 95814
Attn:  Christopher W. Wright, Esq.
Telephone: (916) 403-2130
Facsimile: (916) 446-3936

With a copy, which shall not constitute notice, to:

COOLEY GODWARD KRONISH LLP
1114 Avenue of the Americas
New York, NY 10036
Attn: Lawrence C. Gottlieb, Esq.
         Richard S. Kanowitz, Esq.
Telephone: (212) 479-6000
Facsimile: (212) 479-6275

If to the Plan Administrator:

c/o COOLEY GODWARD KRONISH LLP
1114 Avenue of the Americas
New York, NY 10036
Attn: Lawrence C. Gottlieb, Esq.
         Richard S. Kanowitz, Esq.
Telephone: (212) 479-6000
Facsimile: (212) 479-6275

With copies, which shall not constitute notice, to:

The Reorganized Debtors (pursuant to this Section 13.20)

and

SIDLEY AUSTIN LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Attn:  Jennifer Hagle, Esq.
Telephone: (213) 896-6015
Facsimile: (213) 896-6600

If to the Exit Facility Agent:

WestLB AG, NEW YORK BRANCH
1121 Avenue of the Americas
New York, NY 10036
Attention:  Dominick D'Ascoli
Phone: (212) 597-8546
Facsimile: (212) 597-1157
Email Address: dominick_dascoli@westlb.com

With a copy, which shall not constitute notice, to:

SIDLEY AUSTIN LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Attn:  Jennifer Hagle, Esq.
Telephone: (213) 896-6015
Facsimile: (213) 896-6600
Email: jhagle@sidley.com

If to the Reorganized Debtors:

c/o Exit Facility Agent
WestLB AG, NEW YORK BRANCH
1121 Avenue of the Americas
New York, NY 10036
Attention: Dominick D'Ascoli
Phone: (212) 597-8546
Facsimile: (212) 597-1157
Email Address: dominick_dascoli@westlb.com

With a copy, which shall not constitute notice, to:

SIDLEY AUSTIN LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Attn:  Jennifer Hagle, Esq.
Telephone: (213) 896-6015
Facsimile: (213) 896-6600
Email: jhagle@sidley.com

Dated:	New York, New York April 16, 2010

Respectfully submitted,

PACIFIC ETHANOL HOLDINGS CO. LLC, et al.
(for itself and on behalf of each of the Debtors)

By:/s/ Neil M. Koehler
Name: Neil M. Koehler
Title: President and Chief Executive Officer

Counsel:

Lawrence C. Gottlieb, Esq. (LG-2565)
Richard S. Kanowitz, Esq. (RK-0677)

COOLEY GODWARD KRONISH LLP
1114 Avenue of the Americas
New York, NY 10036
Telephone: (212) 479-6000
Facsimile: (212) 479-6275

Attorneys for Debtors and
    Debtors in Possession